Exhibit 5.1

June 16, 2023

Re:	Eos Energy Enterprises, Inc. 3920 Park Avenue Edison, New Jersey 08820

Ladies and Gentlemen:

We have acted as counsel for Eos Energy Enterprises, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form S-3 (the “Registration Statement”) and the prospectus of even date herewith contained therein (the “Prospectus”) relating to the registration and resale by selling securityholders named in the Prospectus of (i) up to $32,546,250 aggregate principal amount of the Company’s 26.5% Convertible Senior Notes due 2026 (the “Notes”) originally issued pursuant to an investment agreement dated January 18, 2023 by and among the Company and the purchasers named therein (the “Investment Agreement”) and subsequently replaced with amended and restated convertible notes that were issued pursuant to an indenture dated as of May 25, 2023 (the “Indenture”), between the Company, as issuer, and Wilmington Trust, National Association, as trustee (the “Trustee”) and (ii) up to 39,090,753 shares of the Company’s common stock, par value $0.0001 per share consisting of (a) 19,488,773 shares of common stock issuable upon conversion of the Notes and notes issuable as future PIK interest payments (the “Note Shares”) and (b) 19,601,980 shares of common stock (the “Warrant Shares” together with the Notes and the Note Shares, the “Securities”) issuable upon exercise of the warrants (the “Warrants”) issued pursuant to the Securities Purchase Agreements dated April 12, 2023 and May 15, 2023 by and among the Company and the purchasers named therein (the “Securities Purchase Agreements”).

For purposes of the opinions we express below, we have examined originals, or copies certified or otherwise identified, of (i) the Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Amended and Restated Bylaws (the “Bylaws”) of the Company, each as amended and/or restated as of the date hereof; (ii) certain resolutions of the Board of Directors of the Company; (iii) the Registration Statement and all exhibits thereto; (iv) the Securities Purchase Agreements; (v) the Investment Agreement; (vi) the Indenture; (vii) the form of Note; (viii) a certificate executed by an officer of the Company, dated as of the date hereof; (ix) the Prospectus; and (x) such other corporate records of the Company, as we have deemed necessary or appropriate for the purposes of the opinions hereafter expressed.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the parties contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of all parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

We have also assumed that, at the time of the registration, issuance and resale of the Securities: (i) the resolutions of the Board of Directors of the Company referred to above will not have been modified or rescinded and (ii) all requirements of the General Corporation Law of the State of Delaware (the “DGCL”), the Certificate of Incorporation and the Bylaws will be complied with when the Securities are registered, issued and resold.

The enforceability of the Notes is subject to the effects of (i) applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or similar laws and court decisions of general application (including, without limitation, statutory or other laws regarding fraudulent or preferential transfers) now or hereafter in effect relating to or affecting the rights or remedies of creditors generally, (ii) general equity principles (regardless of whether enforcement is sought in a proceeding in equity or law), (iii) obligations of good faith and fair dealing under New York law, (iv) provisions purporting to make a guarantor primarily liable rather than as a surety and (v) other commonly-recognized statutory and judicial constraints on enforceability, including statutes of limitation, the potential unavailability of specific performance and other equitable remedies, limitations on rights to indemnification that contravene law or public policy and the effectiveness of waivers of rights or benefits that cannot be effectively waived under applicable law.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Notes constitute valid and binding obligations of the Company, are entitled to the benefits of the Indenture and are enforceable against the Company in accordance with their terms.

2.	The Note Shares to be issued upon conversion of the Notes have been duly authorized for issuance by the Board of Directors of the Company and, upon issuance thereof in accordance with the terms of Notes and the Indenture, will be validly issued, fully-paid and non-assessable.

3.	The Warrant Shares to be issued upon the exercise of the Warrants have been duly authorized and, upon issuance thereof in accordance with the terms of the Warrants, will be validly issued, fully-paid and non-assessable.

The opinions expressed herein are limited exclusively to the DGCL and as to the effect on the Notes of the laws of the State of New York, as in effect on the date hereof (all of the foregoing being referred to as the “Opined on Law”).

We do not express any opinion with respect to the laws of any jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Opined on Law) other than the Opined on Law or as to the effect of any such other laws on the opinions herein stated.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement.

In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

/s/ Haynes and Boone, LLP
HAYNES AND BOONE, LLP